EXHIBIT 99.1

NetManage Names Omer Regev Chief Financial Officer

Regev Brings Global Financial and Operations Management Expertise to the Company

CUPERTINO, Calif., April 23, 2007 (PRIME NEWSWIRE) -- NetManage, Inc. (Nasdaq:NETM), a software company that provides solutions for integrating, Web enabling and accessing enterprise information systems, today announced that Omer Regev has been named Chief Financial Officer (CFO). Regev brings more than 15 years of experience in global financial management, private equity, mergers and acquisitions, financial restructurings, R&D support grants as well as investment banking services to NetManage.

Having held financial management positions across a variety of high-tech companies, Regev will oversee the Finance, Legal, Operations and IT at NetManage. Previously, he served as CFO at Port Authority Technologies, a provider for Information Leak Prevention (ILP) solutions, which was recently acquired by Websense. Regev also worked as CFO at Kagoor Network (acquired by Juniper Networks) and as CFO at XACCT Technologies (acquired by AMDOCS). Prior to this, he was Controller and Finance Director for the Enterprise System Division of LANNET/Madge Networks NV and worked as a financial analyst in the Office of the Economic Advisor for the Israeli Ministry of Defense. Regev has also served in the Israeli Navy.

"Omer Regev has a strong record of meeting financial goals and objectives, and we are very pleased to have him join NetManage as Chief Financial Officer," said Zvi Alon, chairman, president and CEO at NetManage, Inc. "His knowledge of the global financial markets and work with both start-ups and well-established public companies will help the management team execute our strategy. I have no doubt that he will bring immediate success to our short and long-term growth initiatives going forward."

About NetManage

NetManage, Inc. (Nasdaq:NETM) is a software company that provides solutions for integrating, Web enabling and accessing enterprise information systems. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

NetManage, the NetManage logo, the lizard-in-the-box logo, Incremental SOA, OnWeb, Librados, RUMBA, ONESTEP, ViewNow, SupportNow, Chameleon and Chameleon design, are either trademarks or registered trademarks of NetManage, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.

The NetManage logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2691

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, improvement in financial results and business pipeline, the Company's positioning in its market, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that competitive pressures continue to increase, that the markets for the Company's products could grow more slowly than the Company or market analysts believe, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company's target markets. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

CONTACT:  Schwartz Communications
          NetManage Media Inquiries:
          Monica Miller
          (415) 512-0770
          netmanage@schwartz-pr.com